UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
December 6, 2007
Centex Corporation
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	1-6776 (Commission File Number)	75-0778259 (IRS Employer Identification No.)

2728 N. Harwood Street, Dallas, Texas (Address of principal executive offices)	75201 (Zip code)
Registrant’s telephone number including area code: (214) 981-5000
Not Applicable
(Former name or former address if changed from last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01     Other Events.
On December 6, 2007, Timothy R. Eller, chairman and chief executive officer of Centex Corporation (the “Company”), advised the Company of his intent to exercise options for 762,808 shares of Centex common stock. Approximately half of these stock options were awarded in April 1998, and the remainder were awarded in April 2001. All of these options will expire in April 2008. The options will be exercised from time to time in cashless exercise, exercise and hold or net exercise transactions, or a combination of those, at market prices until the option expiration dates, except during Company blackout periods.
Robert S. Stewart, senior vice president — strategy and corporate development; Brian J. Woram, senior vice president and chief legal officer; and David L. Barclay, president, western region of Centex Homes (a subsidiary of the Company), each executive officers of the Company, also plan to exercise stock options awarded in April 1998 and/or April 2001 that also expire in April 2008. The number of options to be exercised are: Mr. Stewart (44,440 shares); Mr. Woram (59,550 shares); and Mr. Barclay (63,994 shares).
The exercises of the options will be reported through appropriate filings with the Securities and Exchange Commission. Additional information about the options to be exercised is included in the Company's proxy statement for its July 2007 annual meeting. The Company does not undertake to report any additional information concerning the option exercises, except to the extent required by law.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTEX CORPORATION
By:	/s/ James R. Peacock III
James R. Peacock III
Vice President, Deputy General Counsel and Secretary

Date: December 6, 2007

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